Exhibit 99.1

Shareholder spin-off update 10/7/2020

Most common questions from the Monday, October 5, 2020 SPINCO announcement:

Shareholder feedback received thus far has been the full spectrum from congratulations and excitement on the transaction, to numerous questions and uncertainty on why the Company is undertaking the transaction, to “I don’t agree with the transaction and I am selling.”

We have prepared the items below to try to address the most-commonly-asked questions and some misconceptions we keep hearing regarding the SPINCO announcement thus far in the hopes to help our shareholders better understand the transaction.

How long has the Company been considering this transaction?

The Company has been evaluating the concept of a potential spin-off for more than a year. Extensive due diligence and evaluation of the requirements and criteria for a spin-off were reviewed and satisfied over that time. With the Nevada Mining Unit’s gold production in the ramp up phase and final due diligence recently completed the Board made the decision to move forward with the transaction as per this week’s announcement.

GORO dividend.

One of the most predominate items of feedback from the press release is that GORO is eliminating its dividend or it believes it cannot pay a dividend in the future.

Answer: For the foreseeable future GORO intends to continue to pay a dividend. As the press release stated, less emphasis will be placed on the dividend from the Oaxaca Mining Unit in the future due to the new strategy that aims to put more money to work into the ground in Oaxaca. Obviously it is impossible to predict what will occur when a new CEO and Chairman take the helm and there’s a chance that the dividend could be modified, but that is true at any time and due to a variety of circumstances that have nothing to do with the spin-off. However, the Board’s understanding of the transaction at this point in time is that the dividends will continue for the foreseeable future.

Owning of the assets.

Several shareholders have voiced their concern they were somehow losing a portion of the Nevada Mining unit in the transaction.

Answer: Shareholders are not losing any part of the Nevada Mining Unit in the transaction. GORO shareholders on the record date of the transaction will keep the same number of shares they currently have in GORO and be granted new shares in the SPINCO representing their pro rata share. At the time of the distribution of the shares, 100% of the Nevada Mining Unit will go to shareholders. Shareholders will own the exact same assets post Spin-off as they owned pre-Spin-off. The difference is each asset will be in its own separate public company.

OTCBB listing, why not a major exchange?

After spinning out the Nevada Mining Unit, it will become a junior gold producer with a yet to be determined market cap and share price. Market cap and share price are two of the primary factors of exchange listing thresholds and we do not want to run the risk of being delisted if we do not hold these and other required minimum thresholds for a major exchange listing. Our goal is to start on the OTC (just like we did with GORO early on) and once we consistently demonstrate we can hold minimum exchange threshold requirements consider, then consider listing on an exchange. It is far better to up-list to an exchange than be forced to delist by trying to join an exchange before the company can continuously meet the required exchange listing thresholds.

Why the selloff, is it unexpected?

In a spin-off where each company is going to take a different business strategy, we expect the share registry to change. In addition, certain institutional shareholders cannot own OTC stock and may sell due to their internal requirements of their own self-imposed charters. Some of the selling pressure could be shareholders that choose not to own OTC stock. While SPINCO will be a U.S. Company planning to list on the OTC market, there is a reason why the majority of Canadian junior mining companies list on the OTC market - it is a good market for junior mining companies to start out on until they reach thresholds to up-list to a major exchange.

Why is the CEO leaving GORO?

In order to satisfy certain requirements necessary to obtain tax-free treatment of the transaction, post separation there must be two independent companies, which generally require separate management (specifically the CEO) and board of directors with little overlap. In addition to the tax treatment issue, overlapping executives may also create independent issues for each public company. Given these facts and based on his track record developing a junior mining startup, the Board of Directors believes that current CEO Jason Reid was best positioned to take the helm of the new company to implement its strategy and guide its corporate vision.

Is the Company being sold?

There is no plan to sell either company.

One requirement of the tax-free nature of the spin-off is that management must attest the SPINCO will not be sold for at least one year.

Is “SPINCO” the name of the new Nevada spin-off company?

No – SPINCO is a placeholder name.

We hope by addressing these most-commonly-asked questions it helps dispel some of the misconceptions of the transaction.

Feel free to reach out with additional questions.

Regards,

Jason Reid	Greg Patterson

CEO & President	VP Corporate Development

Gold Resource Corporation	Gold Resource Corporation

Tel 303.32.7708	Tel 303.320.7708

Jason.reid@grc-usa.com	greg.patterson@grc-usa.com